EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos.333-88519, 33-41318 and 33-50442 on Form S-8, of our report, dated March 10, 2004 (March 10, 2006 as to the effects of the stock splits in 2004 and 2005), appearing in this Annual Report on Form 10-K of CVB Financial Corp. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 10, 2006